Exhibit 99.1

                               PRESS RELEASE


                               June 27, 2005

FOR RELEASE:  IMMEDIATELY


              PRUDENTIAL BANCORP, INC. OF PENNSYVLANIA INITIATES
         QUARTERLY CASH DIVIDEND POLICY AND ANNOUNCES DECLARATION OF
                            FIRST CASH DIVIDEND
         -----------------------------------------------------------


Prudential Bancorp, Inc. of Pennsylvania announced today that its Board of Directors at their meeting on June 24, 2005, initiated a quarterly cash dividend policy and declared its first cash dividend, a $0.04 cash dividend on the common stock of the Company payable on July 29, 2005 to the shareholders of record at the close of business on July 15, 2005.

Prudential Bancorp, Inc. of Pennsylvania is the "mid-tier" holding company for Prudential Savings Bank, a Pennsylvania-chartered, FDIC-insured savings bank headquartered in Philadelphia, Pennsylvania. Prudential Savings Bank operates five full service offices located in Philadelphia and one office in Drexel Hill, Pennsylvania. At March 31, 2005, the Company had assets totaling $448.3 million, liabilities totaling $353.0 million and $95.3 million of shareholders' equity.

Contacts:

Thomas A. Vento, President and Chief Executive Officer, Prudential Bancorp, Inc. of Pennsylvania and Prudential Savings Bank, 215-755-1500.

Joseph R. Corrato, Executive Vice President and Chief Financial Officer, Prudential Bancorp, Inc. of Pennsylvania and Prudential Savings Bank, 215-755-1500.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.